Exhibit 99.1


FOR IMMEDIATE RELEASE

               RECKSON ANNOUNCES EXECUTION OF CONTRACTS TO SELL
      RECKSON MORRIS INDUSTRIAL TRUST AND CERTAIN INDUSTRIAL ASSETS FOR
                                 $310 MILLION

(MELVILLE, NEW YORK, AUGUST 9, 1999) - RECKSON ASSOCIATES REALTY CORP. (NYSE:
RA) has announced that the Company has executed a contract for the sale of Reckson Morris Industrial Trust ("RMI") to American Real Estate Investment Corporation ("REA"). Reckson has also entered into a sale agreement with Matrix Development Group ("Matrix") relating to certain industrial land holdings. The combined total sale price is $310 million and will result in a 16% unleveraged internal rate of return on Reckson's investment.

The "big box" industrial assets being sold consist of 28 properties, comprising 6.1 million square feet, 276 acres of land and options to acquire 469 acres of land. Proceeds from the sale consist of $200.6 million in cash, $82 million in convertible preferred stock of REA ($40 million to Reckson), $1.5 million in REA common stock, $16.4 million in assumed debt and a $9.5 million mortgage note secured by certain land that is being sold to Matrix.

Commenting on the sale Scott Rechler, Reckson's Co-Chief Executive Officer and President, stated, "The sale of our "big box" industrial business and asset will enable Reckson to more effectively allocate management's time and capital towards its highly profitable multi-tenant office and industrial franchise that dominates the New York Tri-State area." Mr. Rechler continued, "The proceeds from this transaction will be ear-marked for Reckson for Reckson's $1.4 billion investment pipeline of "value creation" projects that are anticipated to generate stablized yields in excess of 12% and offer significant internal growth potential."

The closing will take place in three stages. The first stage, relating to approximately $200 million of the assets, is anticipated to be completed in August of 1999, with the second and third stages expected to close in December of 1999 and April of 2000, respectively.

Michael Maturo, Reckson's Chief Financial Officer, commenting on the transaction stated, "This transaction will result in a $1.6 million reduction in G&A and will provide significant proceeds to repay outstanding debt and enhance our balance sheet and financial flexibility." Mr. Maturo continued, "Pro forma for this transaction and the recent announced sale of the non-New York Tower assets, our debt ratio will be in the low 30% range with debt service coverage of over 4.0 x's and fixed charge coverage of over 2.75 x's. Reckson will be well positioned to execute its growth strategy with over $400 million of availability on its line of credit."

Donald Rechler, Reckson's Co-Chief Executive Officer, commented," We believe that the addition of Reckson's "big box" industrial portfolio and the development acumen of the Morris' will greatly advance American Real Estate's goal to become the East Coast's premier "big box" industrial REIT. We are pleased to be able to have the opportunity to maintain an investment in American Real Estate."

Reckson Associates Realty Corp. is a self-administered and self-managed real estate investment trust (REIT) specializing in the acquisition, leasing, financing, management and development of office and industrial properties.

Reckson's core growth strategy is focused on the markets surrounding and including New York City. Since the completion of its initial public offering in May 1995, Reckson has acquired, contracted to acquire or developed approximately $2 billion of real estate assets comprising approximately 19.7 million square feet of space.

Reckson is one of the largest publicly traded owners and managers of Class A office and industrial properties in the New York "Tri-State" area, with 209 properties comprised of approximately 24.2 million square feet either owned and controlled, directly or indirectly, or under contract.

THIS INFORMATION CONTAINS FORWARD-LOOKING INFORMATION THAT IS SUBJECT TO CERTAIN RISKS, TRENDS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. AMONG THOSE RISKS, TRENDS AND UNCERTAINTIES ARE THE GENERAL ECONOMIC CLIMATE; THE SUPPLY OF AND DEMAND FOR OFFICE AND INDUSTRIAL PROPERTIES IN THE NEW YORK TRI-STATE AREA; INTEREST RATE LEVELS; THE AVAILABILITY OF FINANCING; AND OTHER RISKS ASSOCIATED WITH THE DEVELOPMENT AND ACQUISITION OF PROPERTIES, INCLUDING RISKS THAT DEVELOPMENT MAY NOT BE COMPLETED ON SCHEDULE, THAT THE TENANTS WILL NOT TAKE OCCUPANCY OR PAY RENT, OR THAT DEVELOPMENT OR OPERATING COSTS MAY BE GREATER THAN ANTICIPATED. FOR FURTHER INFORMATION ON FACTORS THAT COULD IMPACT RECKSON, REFERENCE IS MADE TO RECKSON'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.
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